Exhibit 23.1


                      CONSENT OF INDEPENDENT AUDITORS
                      -------------------------------

The Board of Directors
Duty Free International, Inc.

We consent to incorporation by reference in the Registration Statement (Form S-8, No. 33-31123) of Duty Free International, Inc. of our reports dated February 28, 1997 with respect to the consolidated financial statements of Duty Free International, Inc. and subsidiaries as of January 26, 1997 and January 28, 1996 and for each of the years in the three-year period ended January 26, 1997 and the related financial statement schedule, which reports appear or are incorporated by reference in the January 26, 1997 Annual Report on Form 10-K filed by Duty Free International, Inc.



                                                          KPMG PEAT MARWICK LLP
                                                          Baltimore, Maryland
                                                          April 22, 1997